Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-165508 and Form S-3 Nos. 333-162206, 333-159673 and 333-165513) of Iridium Communications Inc. of our report dated May 10, 2010, with respect to the consolidated financial statements of Iridium Communications Inc. and of our report dated March 16, 2010, with respect to the consolidated financial statements of Iridium Holdings LLC (Predecessor of Iridium Communications Inc.), which reports appear in the current report on Form 8-K of Iridium Communications Inc. dated May 10, 2010.

/s/ Ernst & Young LLP

McLean, VA

May 10, 2010